Exhibit 99.1

  The Gymboree Corporation Reports January and Fourth Quarter Sales; Updates
                     Earnings; Provides Outlook for 2004

    BURLINGAME, Calif., Feb. 5 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) reported net sales from retail operations for the four-week period ended January 31, 2004, of $43.5 million, an increase of 9% compared to net sales from retail operations of $40.0 million for the same four-week period last year. Comparable store sales for the four-week period increased 3% compared to a 9% increase in comparable store sales for the same period last year.
    For the fourth fiscal quarter ended January 31, 2004, net sales were $171.8 million, an increase of 11% compared to the $154.8 million in net sales reported for the same period last year. Comparable store sales for the quarter increased 4% compared to sales reported during the fourth fiscal quarter last year.
    Net sales from retail operations for the 52 weeks ended January 31, 2004 were $566.3 million, an increase of 6% compared to net sales from retail operations of $534.0 million for the same period last year. Comparable store sales for the 52-week period increased 1% compared to sales reported for the same period last year.
    "Despite the company's overall sales growth, January was a difficult month for us, largely due to the unfortunate combination of new spring lines and extremely cold weather in many parts of the country. As a result, we took aggressive markdowns which significantly impacted our gross margin," said
Lisa Harper, The Gymboree Corporation's chairman and chief executive officer. "In addition, the fourth quarter performance of our Play & Music division and the results of our physical inventory accounted for a roughly $1.2 million shortfall in forecasted operating income."
    Harper continued: "We remain committed to our business strategy of delivering long-term growth through the development of multiple brands. For fiscal 2003, we'll deliver earnings growth of approximately 18%, which encompasses the significant investments made in Janie and Jack and our new test concept. In 2004, we will have a less aggressive promotional cadence to drive Gymboree's productivity, grow Janie and Jack and launch our new test concept in April. Taking all of these goals into consideration, we expect our earnings per share for 2004 to be in the range of $0.90 to $0.98."
    The Gymboree Corporation now projects earnings per diluted share for the fourth fiscal quarter 2003 to be in the range of $0.36 to $0.37, and now expects earnings for the full fiscal year 2003 to be in the range of $0.83 to $0.84 per diluted share. The Company will report fourth quarter and year-end earnings results after market close on March 2, 2004.
    For fiscal year 2004, the Company expects earnings per share for the first, second, third and fourth quarters to be in the range of $0.25 to $0.27, $(0.10) to $(0.08), $0.29 to $0.31, and $0.46 to $0.48, respectively.
These expectations include investments in the new test concept.
    For the month of February, the Company projects comparable store sales to be in the range of negative low single digits to flat, and for the first fiscal quarter to be in the range of flat to positive low single digits.

    Management Presentations
    For more information about January and fourth quarter sales, please listen to The Gymboree Corporation's monthly sales recording by calling its Investor Relations Hotline at 650-696-2933. The recording will be available Thursday, February 5 at 7:55 a.m. EST through Thursday, February 12 at 11:59 p.m. PST.
    The live broadcast of the discussion of fourth quarter 2003 earnings results will be available to interested parties at 1:30 p.m. PST (4:30 p.m.
EST) on Tuesday, March 2. The discussion will include 2003 full-year results, plans for 2004 and also will provide an introduction to the new test concept. To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls & Web casts." A replay of the call will be available shortly after the broadcast through midnight EST, March 9, 2004, at 703-925-2533, pass code 386507, as well as archived on our Web site at the same location as the live Web cast.

    About The Gymboree Corporation
    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of January 31, 2004, the Company operated a total of 619 stores: 587 Gymboree(R) retail stores (536 in the United States, 28 in Canada, and 23 in Europe) and 32 Janie and Jack(TM) retail shops in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 531 franchised and company-operated centers in the United States and 25 other countries.

    Forward-Looking Statements
    The foregoing sales figures for January 2004, the fourth fiscal quarter of 2003 and fiscal year 2003 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission.

SOURCE  The Gymboree Corporation
    -0-                             02/05/2004
    /CONTACT: Investor Relations, Charles Bracher, +1-650-696-2933, or investor_relations@gymboree.com, or Media Relations, Jenn Bonzagni Marshall, +1-650-373-7637, or media_relations@gymboree.com, both of The Gymboree Corporation/
    /Web site:  http://www.janieandjack.com /
    /Web site:  http://www.gymboree.com/
    (GYMB)

CO:  Gymboree Corporation; Janie and Jack
ST:  California
IN:  REA FAS
SU:  ERN ERP CCA

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